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                                  EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of MHM Services, Inc. on Form S-3 (File No. 333-1750) of our report dated January 12, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), on our audit of the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of MHM Services, Inc. (formerly "Mental Health Management, Inc.") for the year ended September 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP
Washington, D.C.

July 19, 1996